Supply Agreement

Party A: Anshun Jiujiu Chinese Medicine Co., Ltd. (Consignee)
Party B: Guizhou Baite Pharmaceutical Co., Ltd. (Consigner)

Pursuant to relevant policies, to avoid repeated construction and overinvestment, Party A undertakes to do the pre-processing and extraction of all drugs of Party B through amicable talks, and reaches the following agreement with Party B in accordance with related regulations on entrusted processing.

1. Party B provides the recipe, production technology, and the quality requirement at each key control point in the process of production of the drugs to be processed.

2. Party A takes charge of such works as medicinal material purchase, sorting and washing of medicinal materials before use, storage and keeping of middle products, and transportation of middle products.

3. Party A may perform the processing in accordance with the production technology provided by Party B or with its own production process, provided the quality standards required by Party B are met.

4. Party A shall provide complete production record to Party B, and provide middle products meeting the quality requirement of Party B. In case quality problems are found with the middle products, Party A shall take corresponding responsibilities. For details, the two parties shall hold talks to solve.

5. To ensure the quality of products, Party B shall assign technicians to carry out quality supervision as well as technical guidance throughout the entire production process.

6. Method of price calculation: price shall be calculated on the basis of drug extract, at 35.6 yuan/kg.

7. Method of payment: to be determined by the two parties through talks.

This agreement is made out in duplicate, with Party A and Party B keeping each; unstated matters shall be solved through talks.

Party A: Anshun Jiujiu Chinese Medicine Co., Ltd. (Stamped)
July 1, 2005

Party B: Guizhou Baite Pharmaceutical Co., Ltd. Supply Department (Stamped)
July 1, 2005